Exhibit 5.1


June 21, 2004

CommScope, Inc.
1100 CommScope Place, S.E.
P.O. Box 339
Hickory, North Carolina 28602

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as special counsel for CommScope, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of an additional 1,500,000 shares of common stock, par value $0.01 per share, of the Company (the "Additional Shares"), issuable under the Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan (the "Plan").

     This opinion is delivered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials, officers or other representatives of the Company and its subsidiaries and other persons and such other documents, and (iii) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional Shares to be registered pursuant to the Registration Statement, when issued, delivered and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with the terms of the Plan and the applicable agreements thereunder, will be duly authorized, validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Constitution of the State of Delaware and the reported judicial decisions interpreting those laws, each as currently in effect. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                             Very truly yours,

                             FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

                             /s/ Fried, Frank, Harris, Shriver & Jacobson LLP